Exhibit 99.1

For Immediate Release

U-Store-It Completes Closing of $450M Credit Facility

WAYNE, PA — December 8, 2009 - U-Store-It Trust (NYSE:YSI) today announced that it completed the closing of its previously announced $450 million secured credit facility.  The new facility consists of a $200 million secured term loan and a $250 million secured revolving credit facility.  The new credit facility has a three year term.  U-Store-It used the proceeds from the new credit facility to repay outstanding balances under and to replace the existing $450 million credit facility.  At closing, the $200 million term loan is outstanding and there are no outstanding draws on the revolver.

“The closing of this credit facility culminates an extraordinary year of capital raising and de-levering for U-Store-It” said Christopher Marr, President and Chief Investment Officer of U-Store-It Trust.  “Our senior management team has raised over $875 million in new capital and equity through secured financings, a common stock issuance, strategic asset dispositions and a joint venture” said Mr. Marr.

“2009 has been a transformative year for U-Store-It’s balance sheet” said Timothy Martin, Chief Financial Officer of U-Store-It Trust.  “Through the combined capital raising efforts throughout the year, U-Store-It is positioned to meet all of its debt maturities through the end of 2012, while significantly reducing the Company’s overall leverage ratio.”

“Closing this secured credit facility demonstrates the strength of U-Store-It’s relationships with our lenders in a difficult credit environment” said Dean Jernigan, U-Store-It’s Chief Executive Officer.  “We are extremely pleased with the confidence our lenders have in U-Store-It Trust.  We attracted both new lender participants and increased commitments from many of our existing lender group.  We couldn’t be more pleased with the final results,” said Mr. Jernigan.

About the Company

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The Company provides self-storage solutions across the country. U-Store-It owns and or manages 375 facilities across the United States, and operates the U-Store-It Network, which consists of approximately 547 additional self-storage facilities. The Company’s self-storage facilities, storage space and storage solutions are designed to offer affordable, easily accessible, secure, and in most locations, climate-controlled storage space for residential and commercial customers, as well as boat storage and mini storage. According to the 2009 Self Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the U.S.  For more information, visit www.ustoreit.com.

Forward Looking Statements

Although the Company believes the expectations reflected in any forward-looking statements in this press release are based on reasonable assumptions, there can be no assurance that such expectations will be achieved. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and described from time to time in the Company’s filings with the SEC. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.